                                                                     Exhibit 2.A


                                    AMENDMENT
                                       to
                            BINDING LETTER OF INTENT


         This Amendment dated as of October 13, 2002 (this "Amendment") amends the Binding Letter of Intent dated as of September 26, 2002 (the "LOI") among Louise T. Blouin MacBain ("LTBM"), Rothschilds Trust Guernsey Limited (the "LTBM Trustees), as trustees of the Leo Trust (the "LTBM Trust"), John H. MacBain ("JHM") and Codan Trust Company Limited (the "JHM Trustees") as trustees of The JACTMAC Media Trust (the "JHM Trust"). Although this amendment contemplates the execution and delivery of a definitive agreement, it is intended to be legally binding upon each of LTBM, the LTBM Trust, JHM and the JHM Trust.

         Terms used in this Amendment and not defined herein are used as defined in the LOI.

         1. The Option Term is hereby extended to May 16, 2005, PROVIDED that each of the following conditions are fulfilled by the time set forth therein:

                  (a) the agreement in respect of outstanding personal issues concluded between Messrs. Bonnant and Ducrest in Geneva shall have been signed by or on behalf of LTBM and JHM no later than the date hereof;

                  (b) the unsold balance of the 3,500,000 Class A Shares to be released to the LTBM Trust on the Closing Date pursuant to
                  Section 4 of the LOI (being an aggregate of 2,466,402 Class A shares) shall have been sold on or prior to the Closing Date; LTBM cannot block a sale of any shares if the price is at least Euro 7.80 or over; the net proceeds of such sale to be released at the Closing to LTBM's Trust in accordance with
                  Section 4 of the LOI;

                  (c) LTBM's Trust shall have received an advance against the Closing of Euro 2,000,000 promptly after the execution and delivery of this Amendment by all parties hereto; such advance to be extended by Floscule (except as may be otherwise agreed between JHM and LTBM) and would therefore reduce the amount of net proceeds that would otherwise be released at the Closing to LTBM's Trust in accordance with Section 4 of the LOI; it being understood that, if the Closing shall not have occurred as contemplated by the LOI and the parties shall not have signed a definitive transaction agreement by October 31, 2002 in respect of the transactions contemplated by the LOI, then LTBM's Trust shall be obligated to repay such advance to Floscule no later than December 2, 2002; and

                  (d) beginning on September 15, 2004 (except as agreed otherwise between LTBM and JHM), and prior to each of the subsequent dates, the following number of Class A Shares held by the LTBM Trust shall have been sold to JHM or his designee at a per share price of Euro 8.10 plus an amount per share equal to the sum of (i) 4.9% per annum calculated from the First Anniversary to the earlier



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                  of the date of sale or October 15, 2004 and (ii) 6.9% per
                  annum calculated from October 16, 2004 to the date of sale:

                     ------------------------------ ----------------------
                     October 15, 2004                        214,286
                     ------------------------------ ----------------------
                     November 15, 2004                       214,286
                     ------------------------------ ----------------------
                     December 15, 2004                       214,286
                     ------------------------------ ----------------------
                     January 14, 2005                        214,286
                     ------------------------------ ----------------------
                     February 15, 2005                       214,286
                     ------------------------------ ----------------------
                     March 15, 2005                          214,285
                     ------------------------------ ----------------------
                     April 15, 2005                          214,285
                     ------------------------------ ----------------------
                     Total                                 1,500,000
                     ------------------------------ ----------------------


         Each of LTBM, the LTBM Trust, JHM and the JHM Trust agrees to use commercially reasonable best efforts in good faith to cause each of the foregoing conditions to be fulfilled.

         If conditions (a), (b) and (c) set forth above are not satisfied by the Closing Date, the Option Term shall not be extended. If any of the sales set forth in condition (d) set forth above is not completed by the specified date, the Option Term shall be deemed to have expired as of such date, and there shall be no further obligation of LTBM, the LTBM Trust, JHM, or the JHM Trust in respect of such sales.

         2. Subject to the Option Term having been extended pursuant to Section 1 above, commencing on October 15, 2004, assuming that the Option remains unexercised, the LTBM Trustees, upon the direction of LTBM, shall be entitled to designate an additional nominee for a total of two (the "Additional Nominee") to serve on the supervisory board of the Company as a nominee of the Floscule Group. The Additional Nominee shall be reasonably satisfactory to JHM (it being understood that the Additional Nominee may not be (i) an investment banker under engagement with or previously under engagement with LTBM or (ii) a lawyer who has performed or expects to perform non-business legal services for LTBM). JHM and the JHM Trustees shall vote, or cause to be voted, all of their shares in the Company in favor of the nomination of the Additional Nominee for so long as LTBM's Trust continues to own not less than an aggregate of 19,165,307 Class A and Class B shares of the Company. If necessary, JHM and the JHM Trustees shall exercise their rights under the Shareholders Agreement to cause Wendel Investissements to vote in favor of electing and re-electing the Additional Nominee for such period. This Section 2 replaces the first sentence of Section 12 of the LOI.

         3. All other provisions of the LOI remain unaffected by this Amendment.

         4. This Amendment will take effect (a) as to LTBM or JHM, when each of them has signed this Amendment, (b) as to the LTBM Trust, when the LTBM Trustees have signed this Amendment and (c) as to the JHM Trust, when the JHM Trust has signed this Amendment. Each of LTBM and JHM agrees to use commercially reasonable best efforts to have their respective trustees sign this Amendment as promptly as possible (i.e. within 24 hours of JHM's and LTBM's signing). This Amendment may be signed in counterparts, all of which, taken together, shall constitute one and the same agreement.


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


         5. Each of the LTBM Trustees and the JHM Trustees (the "Trustees") has entered into this Amendment solely in its capacity as trustee of the respective trusts of which they are trustees and the obligations of the Trustees hereunder are subject to the provisions of such trusts. Notwithstanding any other provision of this Amendment or the LOI, any and all liabilities of the Trustees created by this Amendment shall be limited to the extent such liability can be met from and out of the funds or other property from time to time subject to the trusts of the respective trusts and, accordingly:

         a. the obligations of, and rights against, the Trustees under this Amendment and any and all liability of the Trustees that may otherwise arise in connection with this Amendment and the matters contained in this Amendment shall be performed, satisfied and paid only out of, and enforced only against and recourse under this Amendment shall be had only against, the funds and or other property from time to time subject to the trusts contained in the respective trust deeds; and


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         b.       no obligation of the Trustees under this Amendment or that otherwise may arise in connection with the matters contained in this Amendment is binding upon, nor in respect thereof shall any resort or recourse be had, judgment issued, or execution or other process levied against, any other property of the Trustees held in its capacity as trustee under other trust instruments or held in its personal capacity.

Agreed and Accepted as of the date first above written.


/s/ Louise T. Blouin MacBain               The Leo Trust
------------------------------------
Louise T. Blouin MacBain
                                            By: Rothschilds Trust Guernsey
                                                Limited,
                                                As trustees of the Leo Trust

                                                By: /s/ John Etheridge
                                                    --------------------------
                                                    Name:  John Etheridge
                                                    Title: Authorized Signatory



Agreed and accepted as of the date first above written.


/s/ John H. MacBain                         The JACTMAC Media Trust
------------------------------------
John H. MacBain
                                            By: Codan Trust Company Limited,
                                                Trustee

                                                By: /s/ Craig Macintyre
                                                    ---------------------------
                                                    Name:  Craig Macintyre
                                                    Title: Director


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